PRESS RELEASE

FOR IMMEDIATE RELEASE:                                 CONTACT:

VALHI, INC.                                            Michael A. Snetzer
Three Lincoln Centre                                   Chairman and Chief
5430 LBJ Freeway                                       Executive Officer
Dallas, Texas   75240-2697                             Medite Corporation
(214)  233-1700                                        (214)  661-8028



                  VALHI SUBSIDIARY FILES REGISTRATION STATEMENT

     DALLAS, TEXAS . . . March 1, 1995 . . . Valhi, Inc. (NYSE:VHI) announced today that its wholly-owned subsidiary, Medite Corporation, has filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with a proposed initial public offering by Medite of 5,882,000 shares of Medite's common stock, which will represent approximately 33% of Medite's outstanding common stock. Subject to review by the SEC, Medite intends to offer the shares, only pursuant to a final prospectus, in a public offering through underwriters led by Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and Smith Barney Inc.

     Medite intends to apply the net proceeds from the offering to pay down certain bank indebtedness and intercompany obligations and for other corporate purposes.

     Medite is an international engineered wood products company focused primarily on the production and sale of medium density fiberboard. The Company also owns timberlands and produces and sells traditional timber products.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Valhi, Inc., headquartered in Dallas, Texas, in engaged in the chemicals, refined sugar, building products and other industries.